UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2008
GENENTECH, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9813	94-2347624
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1 DNA Way
South San Francisco, California 94080-4990
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (650) 225-1000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On April 10, 2008, Genentech, Inc., a Delaware corporation, on a Form 8-K filed consolidated statements of income for the first quarter ended March 31, 2008, selected consolidated balance sheets data at March 31, 2008 and selected consolidated cash flow data for the first quarter ended March 31, 2008, prepared in accordance with GAAP. Subsequent to that filing, the California Supreme Court overturned the award of $200 million in punitive damages resulting from a contract dispute brought by the City of Hope National Medical Center. As a result of the Court’s decision, we expect to recognize a favorable litigation settlement of approximately $315 million in the first quarter of 2008, reversing $200 million in punitive damages originally awarded and the accrued interest thereon totaling approximately $115 million recorded since 2002. This settlement will result in a favorable effect to net income in the first quarter of 2008 of approximately $190 million, or $0.18 per diluted share. Genentech, Inc. issued a press release on April 24, 2008, in connection with the Court’s decision. A copy of the press release is included as Exhibit 99.1 to this report.
This report contains forward-looking statements regarding the recognition of a litigation settlement and the effect of the litigation settlement on net income. Such statements involve risks and uncertainties such that actual results may differ materially. Such risks and uncertainties include, but are not limited to, changes in accounting laws or the application or interpretation of such laws. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statement in this report.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit No.
99.1	Press Release of Genentech, Inc. dated April 24, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENENTECH, INC.

Date:	April 30, 2008	/s/ David A. Ebersman David A. Ebersman Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Genentech, Inc. dated April 24, 2008.